Exhibit (a)(2)

LETTER OF TRANSMITTAL
TO TENDER OPTIONS TO PURCHASE SHARES OF COMMON STOCK
HAVING AN EXERCISE PRICE GREATER THAN $12 PER SHARE
UNDER THE ELIGIBLE OPTION PLANS

Pursuant to the Offer to Exchange Dated April 17, 2002

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT
5:00 P.M., EASTERN DAYLIGHT TIME, ON FRIDAY, MAY 17, 2002,
UNLESS THE OFFER IS EXTENDED.

To:
Stock Administration
CIENA Corporation
1201 Winterson Road
Linthicum, Maryland 21090
Telephone: (410) 981-7377
Facsimile: (410) 865-8968
E-mail: options@ciena.com

Delivery of this letter of transmittal to an address other than as set forth above or transmission via facsimile to a number other than as set forth above will not constitute a valid delivery.

Pursuant to the terms and subject to the conditions of the Offer to Exchange dated April 17, 2002 and this Letter of Transmittal, I hereby tender the following options to purchase shares of common stock, par value $.01 per share (the “Option Shares”), outstanding under the CIENA Corporation Third Amended and Restated 1994 Stock Option Plan, the CIENA Corporation 1999 Non-Officer Stock Option Plan, or the Cyras Systems, Inc. 1998 Stock Plan, which have an exercise price greater than $12 per share (to validly tender such options or portions thereof you must complete the following table according to instruction 2 on page 5 of this Letter of Transmittal):

Grant Date of Option(1)	Exercise Price of Option	Number of Option Shares to be Tendered (must be all remaining Option Shares subject to Option)

(1)	List each option on a separate line even if more than one option was issued on the same grant date. If you tender any option, you must tender all options issued as part of the same grant. If you previously exercised a portion of an option, list the remaining option shares.

To CIENA Corporation:

     I acknowledge receipt of the Offer to Exchange dated April 17, 2002 (the “Offer to Exchange”) which, together with this Letter of Transmittal (this “Letter”), as they may be amended from time to time, constitutes the “Offer.” Upon the terms and subject to the conditions set forth in the Offer, I hereby tender to CIENA Corporation (the “Company”) the options to purchase shares of common stock, par value $.01 per share, of the Company specified in the table on page 1 of this Letter (the “Options”), in exchange for new options, to be issued to me as described in the Offer (the “New Options”). With respect to Options granted under the Company’s Third Amended and Restated 1994 Stock Option Plan and the Company’s 1999 Non-Officer Stock Option Plan (the “1999 Plan”), the New Options will be subject to the terms of the 1999 Plan and to a new grant letter to be issued by the Company to me under the 1999 Plan. With respect to Options granted under the Cyras Systems, Inc. 1998 Stock Plan (the “Cyras Plan”), the New Options will be subject to the terms of the Cyras Plan and to a new grant letter to be issued by the Company to me under the Cyras Plan.

     Subject to, and effective upon, the Company’s acceptance for exchange of the Options tendered herewith, I hereby transfer to the Company all right, title and interest in and to all of the Options that I am tendering hereby. I acknowledge that the Company has advised me to consult with my own advisors as to the consequences of participating or not participating in the Offer. I agree that this Letter is an amendment to the option agreement or agreements and grant letter or letters to which the Option Shares I am tendering hereby are subject.

     I represent and warrant that I have full power and authority to tender the Options tendered hereby and that, when and to the extent such Options are accepted for exchange by the Company, such Options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, other than pursuant to the applicable Plan, the applicable option agreement and the applicable grant letter, and such Options will not be subject to any adverse claims. Upon request, I will execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange of the Options I am tendering hereby.

     All authority herein conferred or agreed to be conferred shall not be affected by, and shall survive, my death or incapacity, and all of my obligations hereunder shall be binding upon my heirs, personal representatives, successors and assigns. Except as stated in the Offer, this tender is irrevocable.

     By execution hereof, I understand that tenders of Options pursuant to the procedure described in Section 3 of the Offer to Exchange and in the instructions to this Letter will constitute my acceptance of the terms and conditions of the Offer. The Company’s acceptance for exchange of Options tendered pursuant to the Offer will constitute a binding agreement between the Company and me upon the terms and subject to the conditions of the Offer.

     I acknowledge that the New Options that I will receive (1) will not be granted until on or about the first business day that is at least six months and one day after the date the Options tendered hereby are accepted for exchange and canceled and (2) will be subject to the terms, vesting schedule and other conditions set forth in a new grant letter under either the 1999 Plan or the Cyras Plan, as applicable, that will be transmitted to me in connection with the grant of the New Options. I also acknowledge that my employment with the Company or one of its subsidiaries is on an at-will basis. I further acknowledge that, in order to receive new options, I must be an employee of the Company or one of its subsidiaries from the date I tender Options through and including the date the New Options are granted and must otherwise be eligible under either the 1999 Plan or the Cyras Plan on the date the New Options are granted. I further acknowledge that, if I do not remain an employee, I will not receive any New Options or any other consideration for the Options that I tender and that are accepted for exchange pursuant to the Offer.

     I acknowledge that it is possible that, before new options are granted, the Company might enter into an agreement for a merger, consolidation or reorganization in which the

Company is not the surviving entity. I further acknowledge that, as a term and condition of the Offer, the Company has reserved the right, in the event of any transaction described in the preceding sentence, to take any actions the Company deems necessary or appropriate to complete a transaction that its board of directors believes is in the best interest of the Company and its stockholders, including terminating my right to receive new options under the Offer.

     The name and social security number of the registered holder of the Options tendered hereby appear below exactly as they appear on the option agreement or agreements or grant letter or letters representing such Options. By completing the table on page 1 of this Letter, I have indicated the Options I am tendering. In the appropriate boxes of the table, I have listed for each Option the grant date, the exercise price, and the number of Option Shares subject to the Options I am tendering. I understand that I may tender all or a portion of my options outstanding under the Plans having an exercise price greater than $12 per share upon the terms and subject to the conditions of the Offer and that I am not required to tender any of such options in the Offer. I also understand that all of such Options properly tendered prior to the “Expiration Date” (as defined in the following sentence) and not properly withdrawn will be exchanged for new options, upon the terms and subject to the conditions of the Offer, including the conditions described in Sections 1 and 6 of the Offer to Exchange. The term “Expiration Date” means 5:00 p.m., Eastern Daylight time, on May 17, 2002, unless and until the Company, in its discretion, has extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” refers to the latest time and date at which the Offer, as so extended, expires.

     I recognize that, under certain circumstances set forth in the Offer to Exchange, the Company may terminate or amend the Offer and postpone its acceptance and cancellation of any Options tendered for exchange. In any such event, I understand that the Options delivered herewith but not accepted for exchange will be returned to me at the address indicated below.

     The Offer is not being made to (nor will tenders of Options be accepted from or on behalf of) holders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction.

     All capitalized terms used in this Letter but not defined shall have the meaning given to them in the Offer to Exchange.

     I have read, understand and agree to all of the terms and conditions of the Offer.

HOLDER PLEASE SIGN HERE
(See Instructions 1 and 3)

     You must complete and sign the following exactly as your name appears on the option agreement or agreements or grant letter or letters evidencing the Options you are tendering. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, please set forth the signer’s full title and include with this Letter proper evidence of the authority of such person to act in such capacity.

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SIGNATURE OF OWNER
X __________________________________________________________________________________________
(Signature of Holder or Authorized Signatory)
Date: __________, ____ 2002
Name: ____________________________________________________________________________________________________
__________________________________________________________________________________________
(Please Print)

Capacity:___________________________________________________________________________________________________
Address: __________________________________________________________________________________________________
__________________________________________________________________________________________
(Please include ZIP code)

Telephone No. (with area code): ________________________________________________________________________________
Tax ID/ Social Security No.: _________________________________________________________________________________
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INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

     1.     Delivery of Letter of Transmittal. A properly completed and duly executed original of this Letter (or a facsimile thereof), and any other documents required by this Letter, must be received by the Company at its address set forth on the front cover of this Letter on or before the Expiration Date.

     The method by which you deliver any required documents is at your option and risk, and the delivery will be deemed made only when actually received by the Company. The Company recommends that you either deliver the letter by hand to the Human Resources office nearest you or, if that is not practical, that you send the documents by registered mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery.

     Tenders of Options made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. If the Offer is extended by the Company beyond that time, you may withdraw your tendered Options at any time until the extended expiration of the Offer. In addition, unless the Company accepts your tendered Options before 12:00 midnight, Eastern Daylight time, on June 13, 2002, you may withdraw your tendered Options at any time after June 13, 2002. To withdraw tendered Options, you must deliver a written notice of withdrawal, or a facsimile thereof, with the required information to the Company while you still have the right to withdraw the tendered Options. Withdrawals may not be rescinded and any Options withdrawn will thereafter be deemed not properly tendered for purposes of the Offer unless such withdrawn Options are properly re-tendered prior to the Expiration Date by following the procedures described above.

     The Company will not accept any alternative, conditional or contingent tenders. All tendering option holders, by execution of this Letter (or a facsimile of it), waive any right to receive any notice of the acceptance of their tender, except as provided for in the Offer to Exchange.

     2.     Tenders. If you intend to tender options pursuant the Offer, you must complete the table on page 1 of this Letter by providing the following information for each Option that you intend to tender: grant date, exercise price and number of shares subject to the Options you are tendering. All of this information regarding each option that is eligible for exchange has been provided to you by the Company in a separate document. You may tender all, none or a portion of your options. If you tender any option, you must tender all options issued on the same grant date.

     3.     Signatures on Letter of Transmittal. If this Letter is signed by the holder of the Options, the signature must correspond with the name as written on the face of the option agreement or agreements or grant letter or letters to which the Options are subject without alteration, enlargement or any change whatsoever.

     If this Letter is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted with this Letter.

     4.     Requests for Assistance or Additional Copies. Any questions or requests for assistance, as well as requests for additional copies or paper copies of the Offer to Exchange or this Letter may be directed to Stock Administration, at the address and telephone number given on the front cover of this Letter. Copies will be furnished promptly at the Company’s expense.

     5.     Irregularities. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Options will be determined by the Company in its discretion, which determinations shall be final and binding on all parties. The Company reserves the right to reject any or all tenders of Options the Company determines not to be in proper form or the acceptance of which may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular Options, and the Company’s interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. No tender of Options will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Company shall determine. Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, and no person will incur any liability for failure to give any such notice.

     Important: This letter (or a facsimile copy thereof) together with all other required documents must be received by the Company on or prior to the Expiration Date.

     6.     Important Tax Information. You should refer to Section 13 of the Offer to Exchange, which contains important tax information.